Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report: May 30, 2007

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Registrant's Telephone Number, Including Area Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective May 30, 2007, we entered into a two year Employment Agreement with Phil Marshall to serve as our Chief Financial Officer. The Employment Agreement extends through May 30, 2009, and provides for an annual base salary of $175,000. Pursuant to the Employment Agreement, Mr. Marshall is also eligible to participate in all benefit plans maintained by us for salaried employees. Under the terms of the Employment Agreement, Mr. Marshall is bound to a confidentiality provision and cannot compete with us upon the expiration of the Employment Agreement.

ITEM 5.02	APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

Effective May 30, 2007, we appointed Phil Marshall as our Chief Financial Officer. As described above, we also entered into a two year Employment Agreement with Mr. Marshall to serve as CFO. The Employment Agreement extends through May 30, 2009, and provides for an annual base salary of $175,000. Pursuant to the Employment Agreement, Mr. Marshall is also eligible to participate in all benefit plans maintained by us for salaried employees. Under the terms of the Employment Agreement, Mr. Marshall is bound to a confidentiality provision and cannot compete with us upon the expiration of the Employment Agreement.

Mr. Marshall, a Certified Public Accountant licensed in Texas, will be based at the company’s Houston headquarters and will also supervise financial management systems at the company’s 14 clubs in four states.

Mr. Marshall was previously controller of Dorado Exploration, Inc., an oil and gas exploration and production company, from February 2007 to May 2007. He previously served as chief financial officer of CDT Systems, Inc., a publicly held water technology company, from July 2003 to January 2007.  In 1972, Mr. Marshall began his public accounting career with the international accounting firm, KMG Main Hurdman. After its merger with Peat Marwick, Mr. Marshall served as an audit partner at KPMG for several years.  After leaving KPMG, Mr. Marshall was partner in charge of the audit practice at Jackson & Rhodes in Dallas from 1992 to 2003 where he specialized in small publicly held companies.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit Number	Description

10.1	Employment Agreement

99.1	Press release dated May 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

By: /s/ Eric Langan
Date: May 30, 2007	Eric Langan
Chief Executive Officer and President